UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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U.S. Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Event subsequent to the filing of U.S. Bancorp’s Definitive Proxy Statement on March 5, 2019

On March 19, 2019, Fox Corporation announced that Roland A. Hernandez, a member of U.S. Bancorp’s (the “Company’s”) Board of Directors and a nominee for re-election to the Board of Directors at the Company’s Annual Meeting of Shareholders to be held on April 16, 2019, has been appointed to the board of directors of Fox Corporation. The Governance Committee of the Company’s Board of Directors has determined, in accordance with the Company’s Corporate Governance Guidelines, that Mr. Hernandez’s service on four public company boards of directors in addition to his service on the Company’s Board of Directors will not impair his service on the Company’s Board of Directors.

Mr. Hernandez has also been appointed the Chairman of the Audit Committee of the Board of Directors of Fox Corporation, and following this appointment will serve on the Audit Committees of Fox Corporation, MGM Resorts International, and U.S. Bancorp. Mr. Hernandez will also serve on Fox Corporation’s Nominating and Corporate Governance Committee.

Dated: March 19, 2019